Exhibit 3.18

LIMITED LIABILITY COMPANY AGREEMENT

OF

CLEAR CHANNEL IP, LLC

This Limited Liability Company Agreement of Clear Channel IP, LLC (the “Company”), dated as of April 29, 2019 (as amended and/or restated from time to time, this “Agreement”) is entered into by Outdoor Management Services, Inc., a Nevada corporation, as the sole member (in such capacity, the “Member”), and is hereby made effective as of the Effective Time (as hereinafter defined).

The Member, by execution of this Agreement, hereby forms the limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”), and hereby agrees as follows:

1. Name. The name of the limited liability company formed hereby is Clear Channel IP, LLC.

2. Certificates. Salvador Llach, as an “authorized person” of the Company within the meaning of the Act, has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware (such filing being hereby approved and ratified in all respects) (the time at which the initial certificate of formation of the Company is filed with the Secretary of State of the State of Delaware, the “Effective Time”). Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an authorized person ceased, and the Member thereupon became the designated authorized person of the Company within the meaning of the Act. The Member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

4. Powers. The Company, and the Board on behalf of the Company, shall have the power and are hereby authorized to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by managers under the laws of the State of Delaware.

5. Principal Business Office. The principal business office of the Company shall be located at such location as may hereafter be determined by the Board.

6. Registered Office. The address of the registered office of the Company in the State of Delaware is as set forth in the certificate of formation of the Company as the same may be amended from time to time in accordance with the Act.

7. Registered Agent. The name and address of the registered agent of the Company in the State of Delaware is as set forth in the certificate of formation of the Company as the same may be amended from time to time in accordance with the Act

8. Members. The name and the mailing address of the Member is set forth on the books and records of the Company.

9. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member nor any Director shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or manager of the Company.

10. Capital Contributions. The Member is deemed admitted as a member of the Company upon its execution and delivery of this Agreement. The Member will contribute the amount of United States Dollars or other property to the Company as listed on the books and records of the Company.

11. Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, a Member may make additional capital contributions to the Company with the written consent of the Member.

12. Allocation of Profits and Losses. The Member shall own one hundred percent (100%) of the limited liability company interests of the Company as of the Effective Time. The Member will treat all profits and losses of the Company as its own profits and losses for federal income tax purposes and state income tax purposes where applicable. The Company is intended to be a “disregarded entity” for federal income tax purposes and state tax purposes where such treatment is available.

13. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

14. Management.

(a) The business and affairs of the Company shall be managed by or under the direction of a board (the “Board”) comprised of one or more directors (each, a “Director” and collectively, the “Directors”) elected, designated or appointed by the Member. Each Director is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Act. To the fullest extent permitted by law, the Directors shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. To the extent of their powers set forth in this Agreement, the Directors are agents of the Company for the purpose of the Company’s business, and the actions of the Directors taken in accordance with such powers set forth in this Agreement shall bind the Company. Except as provided in this Agreement, in exercising their rights and performing their duties under this Agreement, the Directors shall have fiduciary duties identical to those of directors of a business corporation organized under the Delaware General Corporation Law. The initial Directors of the Company designated by the Member are listed on Schedule A hereto.

(b) The Board may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by any Director on 5 days’ notice to each other Director, either personally, by telephone, by mail, by telegram or by any other means of communication.

(c) At all meetings of the Board, a majority of the Directors shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all members of the Board consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board.

15. Officers. The Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. To the fullest extent permitted by law, unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 15 may be revoked at any time by the Member. The initial Officers of the Company designated by the Member are listed on Schedule B hereto.

16. Other Business. Notwithstanding any duty otherwise existing at law or in equity, the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

17. Exculpation and Indemnification. No Member, Officer or Director shall be liable to the Company, or any other person or entity who has an interest in the Company, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member, Officer or Director in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Officer or Director by this Agreement, except that a Member, Officer or Director shall be liable for any such loss, damage or claim incurred by reason of such Member’s, Officer’s or Director’s gross negligence or willful misconduct. To the fullest extent permitted by applicable law, a Member, Officer or Director shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member, Officer or Director by reason of any act or omission performed or omitted by such

Member, Officer or Director in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Officer or Director by this Agreement, except that no Member, Officer or Director shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member, Officer or Director by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 17 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

18. Assignments. A Member may assign in whole or in part its limited liability company interest with the written consent of the Member. If a Member transfers all of its interest in the Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

19. Resignation. A Member may resign from the Company with the written consent of the Member. If a Member is permitted to resign pursuant to this Section, an additional member shall be admitted to the Company, subject to Section 20, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

20. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member.

21. Dissolution.

(a) The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member to dissolve the Company, (ii) at any time there are no members of the Company, unless the Company is continued in a manner permitted by the Act, or (iii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

(b) The bankruptcy of the Member will not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

22. Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

24. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

25. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

26. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date set forth above.

OUTDOOR MANAGEMENT SERVICES, INC.

By:	/s/ Lynn A. Feldman
Name: Lynn A. Feldman
Title: EVP, General Counsel and Assistant Secretary

SCHEDULE A

DIRECTORS

Brian D. Coleman

Lynn A. Feldman

SCHEDULE B

OFFICERS

Name	Title
Keating, Kristina	Assistant Secretary

Coleman, Brian D.	Chief Financial Officer, Treasurer and Assistant Secretary

de Marneffe, Katrin	Assistant Secretary

Feldman, Lynn A.	Executive Vice President, General Counsel and Secretary

Galloway, Ade	Assistant Secretary

Heintz, Kim	Executive Vice President-Human Resources

Llach, Salvador	Assistant Secretary

Leehan, Gene	Executive Vice President and Senior Regional President

Levi, Dan	Executive Vice President and Chief Marketing Officer

McCuin, Bob	Executive Vice President and President of Sales

Parker, Bryan A.	Executive Vice President-Real Estate and Public Affairs

Sailer, David	Executive Vice President and Chief Financial Officer-Americas

Sirower, Debra	Assistant Secretary

Wells, Scott R.	Chief Executive Officer and President